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             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

                                                                  EXHIBIT 99-d
The Board of Directors
DQE, Inc.
411 7th Avenue
Pittsburgh, Pennsylvania 77054

Members of the Board:

                We hereby consent to the inclusion of our opinion letter to the Board of Directors of DQE, Inc. ("DQE"), dated the date of the Joint Proxy Statement/Prospectus of DQE and Allegheny Power System, Inc. ("APS"), as Appendix C to the Joint Proxy Statement/Prospectus relating to the proposed merger transaction involving DQE and APS and references made thereto in such Joint Proxy Statement/Prospectus under the captions "SUMMARY -- Opinions of Financial Advisors -- DQE," "THE MERGER -- Reasons for the Merger; Recommendation of the Board of Directors -- DQE" and "-- Opinions of Financial Advisors -- DQE." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                     CREDIT SUISSE FIRST BOSTON CORPORATION



New York, New York
June 25, 1997